DIRECTOR CASH AWARD AGREEMENT

This Director Cash Award Agreement (this “Award Agreement”) is effective the _________ day of ________________, _________ (the “Date of Grant”) between Nabors Industries Ltd. (“NIL” or the “Company”) and ________________ (the “Grantee”).

RECITALS

The Board of Directors (the “Board”) has determined the form of this Award and selected the Grantee, an Eligible Recipient, to receive this cash award (this “Award”). Capitalized terms used but not defined herein shall have the meanings set forth in the appendix to this Award Agreement.

CASH AWARD

The Board has made this Award and will grant to the Grantee cash upon the following terms and conditions:

Section 1.Total Amount of Award.  The amount of cash granted pursuant to this Award is USD 250,000.00.
Section 2.Vesting Period.  The cash granted pursuant to this Award shall vest on the date of the Company’s next annual general meeting of shareholders following the Date of Grant, so long as the Grantee remains a director of NIL from the Date of Grant through such vesting date. In addition, the cash granted pursuant to this Award shall vest in full upon the Grantee’s Termination due to the Grantee’s death or Disability.
Section 3.Terms and Conditions.  Subject to any accelerated vesting pursuant to Section 2 hereof, if the Grantee ceases for any reason to be a director of NIL prior to the vesting date, this Award shall be forfeited.
Section 4.Service Relationship with NIL. Nothing in this Award Agreement shall confer upon the Grantee the right to a continued service relationship with NIL or any of its subsidiaries.
Section 5.Withholding Tax.  The Grantee shall be responsible for all income taxes with respect to any cash delivered to Grantee pursuant to this Award.  The Grantee acknowledges that neither NIL nor any of its Affiliates will withhold any amounts for the payment of federal, state, or local taxes..
Section 6.Sections 409A and 457A.  Notwithstanding anything herein or in the Award Agreement to the contrary, the cash granted pursuant to this Award is intended to be compliant with the applicable requirements of (a) Section 409A of the Code, as amended from time to time, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto (collectively, “Section 409A”) or an exemption therefrom; and and (b) the short-term deferral exception of Section 457A of the Code and all applicable guidance issued with respect to Section 457A of the Code (collectively, “Section 457A”). This Award shall be construed and interpreted in a manner consistent with such intent. Nevertheless, to the extent that the Board determines that this Award may not be exempt from Section 409A, then, if the Grantee is deemed to be a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of this Award upon his “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the earlier of: (i) the date that is six months following the Grantee’s separation from service and (ii) the Grantee’s death. Notwithstanding the foregoing, NIL and its Affiliates make no representations that the cash provided under this Award is exempt from or compliant with Section 409A or Section 457A and in no event shall NIL or any Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A or Section 457A
Section 7.Notices and Payments.  Any notice to be given by the Grantee under this Award Agreement shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator at the offices of NIL in Hamilton, Bermuda, or at such address as may be communicated in writing to the Grantee from time to time. Any notice or communication by NIL or any of its subsidiaries to the Grantee under this Award Agreement shall be in writing and shall be deemed to have been given if sent to the Grantee’s e-mail address maintained by the Company or any of its subsidiaries or if mailed or delivered to the Grantee at the address listed in the records of NIL or at such address as specified in writing to NIL by the Grantee.
Section 8.Waiver.  The waiver by NIL of any provision of this Award Agreement shall not operate as, or be construed to be, a waiver of the same or any other provision hereof at any subsequent time for any other purpose.
Section 9.Termination or Modification of Cash Award. This Award shall be irrevocable except that NIL shall have the right to revoke it at any time prior to the vesting date if it is contrary to law or modify it to bring it into compliance with any valid and mandatory law or government regulation.
Section 10.Governing Law & Severability.  This Award Agreement and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware.  If any provision of this Award Agreement should be held invalid, the remainder of this Award Agreement shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable.
Section 11.Entire Agreement.  This Award Agreement (including the Appendix) contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.
Section 12.Board Decisions Final.  All decisions made by the Board pursuant to the provisions of the Award Agreement shall be final, conclusive and binding on all persons, including the Company and the Grantee. No member of the Board, nor any officer or employee of the Company acting on behalf of the Board, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the award, and all members of the Board and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation
Section 13.Dispute. Any dispute, controversy or claim arising out of, or relating to, this Award Agreement or the breach, termination or invalidity thereof shall be settled by arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association.  The place of arbitration shall be at Houston, Texas.  Nothing herein shall preclude either party from seeking in a court of competent jurisdiction injunctive relief or other provisional remedy in case of any breach hereof. The losing party shall bear all the costs of any proceeding including reasonable attorney’s fees.
Section 14.Place of Performance; Venue. The place of performance for this Award is and shall be Harris County, Texas; and venue for any action to enforce any term of this Award Agreement by injunctive relief or other provisional remedy shall lie in Harris County, Texas.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Award Agreement as of the day and year first written above.

NABORS INDUSTRIES LTD.

By:

GRANTEE

By:

[NAME]

APPENDIX

“Affiliate” means any corporation or other entity, more than 50% of the voting power of the outstanding voting securities of which is owned by NIL or any other Affiliate.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

“Consultant” means any individual, other than a Director or Employee, who renders consulting services to the Company or an Affiliate for compensation.

“Director” means a member of the Board who is not an Employee or Consultant (other than in that individual’s capacity as a Director).

“Disability” means (i) any physical or mental condition that would qualify a Grantee for a disability benefit under any long-term disability plan maintained by NIL (or by the Subsidiary or Affiliate by which he or she is employed); or (ii) such other condition as may be determined in the sole discretion of the Administrator to constitute Disability. Notwithstanding the foregoing, in the case of any item of income under an Award to which the foregoing definition would apply with the effect that the income tax under section 409A of the Code would apply or be imposed on income under that Award, but where such tax would not apply or be imposed if the meaning of the term “Disability” included and met the requirements of a “disability” within the meaning of United States Treasury regulation section 1.409A-3(i)(4), then the term “Disability” herein shall mean, but only with respect to the income so affected, (i) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the receipt of income replacements by the Grantee, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, for a period of not less than three months under the accident and health plan of NIL (or the Subsidiary or Affiliate by which he or she is employed).

“Eligible Recipient” means an Employee, Director or Consultant.

“Employee” means an employee of the Company or an Affiliate.

“Termination” when used with respect to a Grantee means that the employment or service relationship between the Grantee and NIL and its Affiliates as an Employee, Director, and/or Consultant has, in the judgment of the Board, ended.